SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C. 20549

                                      __________

                                      FORM 8-A

                  FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                        PURSUANT TO SECTION 12(b) OR (g) OF THE
                            SECURITIES EXCHANGE ACT OF 1934


                         VETERINARY CENTERS OF AMERICA, INC.
                (Exact Name of Registrant as Specified in its Charter)


                  DELAWARE                                  95-4097995
     (State of Incorporation or Organization)            (IRS Employer
                                                       Identification No.)


3420 OCEAN PARK BOULEVARD, SUITE 1000,
SANTA MONICA, CALIFORNIA                                       90405
(Address of Principal Executive Offices)                    (Zip Code)

If this form relates to the             If this form relates to the
registration of a class of debt         registration of a class of debt
securities and is effective upon        securities and is to become effective
filing pursuant to General              simultaneously with the effectiveness
Instruction A(c)(1) please check        of a concurrent registration statement
the following box.  [ ]                 under the Securities Act of 1933
                                        pursuant to General Instruction A(c)(2)
                                        please check the following box.  [ ]


      SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                     None

      SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

     Title of each class                Name of each exchange on which
     to be so registered                each class is to be registered
     -------------------                ------------------------------

Preferred Stock Purchase Rights                      None

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Item 1.   DESCRIPTION OF SECURITIES TO BE REGISTERED.
          ------------------------------------------

     On December 22, 1997, the Board of Directors (the "Board") of Veterinary Centers of America, Inc., a Delaware corporation (the "Company") declared a dividend of one preferred stock purchase right (a "Right") for each issued and outstanding share of common stock, par value $0.001 per share (the "Common Stock") of the Company. The dividend is payable to the stockholders of record on January 5, 1998.

     All Rights are issued pursuant to, and will be subject to the terms and conditions of, the Rights Agreement dated as of December 30, 1997, between the Company and its Rights Agent (currently, Continental Stock Transfer & Trust Company). The following is a brief summary of the terms of the Rights.

     Each Right, when exercisable, will entitle the registered holder thereof to purchase from the Company one one-hundredth (1/100th) of a share of the Series B Preferred Stock, par value $0.001 per share, of the Company (the "Preferred Stock") at a Purchase Price of $60.00 per one one-hundredth (1/100th) of a share of Preferred Stock (the "Purchase Price"), subject to certain adjustments.

     The Rights will initially be represented by the certificates evidencing the Common Stock and will not be exercisable, or transferable apart from the Common Stock, until the earliest to occur of (i) the tenth day after the acquisition by a person or group of affiliated or associated persons (other than an Exempt Person or, in certain cases, a Permitted Holder) of beneficial ownership of 15% or more of the outstanding Common Stock; PROVIDED, that if within said ten-day period the Acquiring Person reduces his beneficial ownership to less than 15%, then he shall be deemed not to be an Acquiring Person and the Stock Acquisition Date (as defined below) shall be deemed not to have occurred; (ii) the tenth day after the commencement of a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons of 15% or more of the outstanding Common Stock; PROVIDED, that if within said ten day period the person withdraws the tender or exchange offer, then such offer shall be deemed not to have been made; (iii) the tenth day after the date of filing of a registration statement for any such exchange offer under the Securities Act of 1933, as amended, and (iv) the tenth day after the date on which the Board of Directors of the Company (the "Board") declares any person or group of affiliated or associated persons which beneficially owns 10% or more of the outstanding Common Stock to be an "Adverse Person" (as described below) (the earliest of these dates is referred to as the "Distribution Date"). Under the Rights Agreement, any person or group described in items (i) or (iv) above is referred to as an "Acquiring Person," and the date upon which a person or group first becomes an Acquiring Person is referred to as the "Stock Acquisition Date."

     An "Adverse Person" is any person or group of affiliated or associated persons (other than an Exempt Person) beneficially owning 10% or more of the outstanding Common Stock, if the Board determines (i) that the person or group is holding the shares of Common Stock in order to cause the Company to repurchase their Common Stock or to take any other actions intended to provide them with short-term financial gain, in circumstances where the Board determines that the actions to be taken are not in the best long-term interests of the Company or its stockholders, or (ii) that beneficial ownership of the Common Stock by the person or group is causing or reasonably likely to cause a material adverse impact on the business or prospects of the Company.

     An "Exempt Person" is defined as the Company, a subsidiary of the Company, an employee benefit plan of the Company, or any of its subsidiaries.

     A "Permitted Holder" shall mean a Person who acquires beneficial ownership of the Common Stock of the Company pursuant to a Permitted Acquisition; PROVIDED, HOWEVER, a Permitted Holder shall remain a Permitted Holder so long as the aggregate beneficial ownership of Common Stock held by such Person does not exceed that number of shares of Common Stock held by such Person immediately following the Permitted Acquisition pursuant to which such Person became a Permitted Holder (reduced by the number of shares of Common Stock from time to time disposed of by such Person) plus a number of additional shares of Common Stock equal to 1% of the then outstanding shares of Common Stock of the Company; PROVIDED, HOWEVER, any shares of Common Stock issued or issuable to a Permitted

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Holder pursuant to employee benefit plans maintained by the Company for the benefit of its employees, directors and consultants shall be disregarded and not counted for purposes of calculating the limitations imposed by the immediately preceding sentence.

     "Permitted Acquisition" shall mean an acquisition of shares of Common Stock by a Person in a transaction or series of transactions which has been previously approved by a majority of the Board of Directors with the concurrence of a majority of the Continuing Directors.

     The Rights (unless sooner redeemed) will first become exercisable on the Distribution Date, at which time the Company will distribute separate Right Certificates representing the Rights to its then current stockholders, and it is expected that the Rights could then begin trading separately from the Common Stock. The Rights will expire on January 5, 2008 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company.

     Following the Stock Acquisition Date, the Rights would give holders (other than the Acquiring Person, its affiliates and transferees) the right to purchase from the Company, for the Purchase Price, that number of one one-hundredth (1/100th) of a share of Preferred Stock (or, in certain circumstances, Common Stock, cash, property or other securities of the Company) having a market value of twice the Purchase Price of the Right.
Notwithstanding any of the foregoing, following the Stock Acquisition Date, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

     Further, in a merger, consolidation or sale or transfer of 50% or more of the consolidated assets or earning power of the Company occurring, each Right will be converted into the right to purchase, for the Purchase Price, that number of shares of common stock of the surviving entity or (in certain circumstances) its parent corporation, which at the time of such transaction will have a market value of two times the Purchase Price of the Right.

     Following the Distribution Date, exercisable Rights may be exercised, at the option of the holder thereof, without the payment of the Purchase Price in cash. In any such case, the number of securities which such person would otherwise be entitled to receive upon the exercise of such Rights will be reduced by the amount of the Purchase Price.

     Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each one one-hundredth (1/100th) of a share of Preferred Stock will be entitled to an aggregate dividend per one one-hundredth (1/100th) of a share of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the Preferred Stock holders will be entitled to a preferential liquidation payment of $60 per one one-hundredth (1/100th) of a share. These rights are protected by customary anti-dilution provisions.

     At any time prior to that date which is ten days following the Stock Acquisition Date, the Board may redeem the outstanding Rights at a price of $.001 per Right, and may amend the Rights Agreement in any and all respects and particulars. If during said ten-day period the Acquiring Person reduces his beneficial ownership to less than 15%, the Rights will again be redeemable. Subsequent to ten days following the Stock Acquisition Date, the Rights are not redeemable and the Board may amend the Rights Agreement only to eliminate ambiguities or to provide additional benefits to the holders of the Rights (other than any Acquiring Person).

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors of the Company. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the time that holders of the Rights become entitled to exercise their Rights for Common Stock (or common stock of the surviving entity in a merger with the Company), since until that time the Rights may be redeemed by the Board of Directors of the Company at $.001 per Right.

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     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights or to shorten or lengthen any time period under the Rights Agreement; PROVIDED, HOWEVER, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

Item 2.   EXHIBITS.
          --------

     1.   Form of Rights Certificate.  Incorporated by reference to
          Exhibit 4.3 to Registrant's Current Report on Form 8-K filed January 5, 1998.

     2. Certificate of Designation of Rights, Preferences and Privileges of Preferred Stock. Incorporated by reference to Exhibit 4.2 to Registrant's Current Report on Form 8-K filed January 5, 1998.

     3. Form of Rights Agreement, dated as of December 30, 1997, between the Corporation and Continental Stock Transfer & Trust Company as Rights Agent. Incorporated by reference to Exhibit 4.1 to Registrant's Current Report on Form 8-K filed January 5, 1998.

     4.   Summary of Share Purchase Rights.  Incorporated by reference to
          Exhibit 4.4 to Registrant's Current Report on Form 8-K filed January 5, 1998.

     5. Specimen certificate evidencing Common Stock of Registrant. Incorporated by reference from Registrant's Registration Statement on Form S-1, File No. 33-42504.

     6. Form of Warrant Agreement. Incorporated by reference from Registrant's Registration Statement on Form S-1, File
          No. 33-42504.

     7.   Indenture dated as of April 17, 1996 between Veterinary
          Centers of America, Inc. and the Chase Manhattan Bank, N.A. Incorporated by reference from Registrant's Registration Statement on Form S-4, File No. 333-6667.


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                                   SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                      VETERINARY CENTERS OF AMERICA, INC.
                                                  (Registrant)


Date:  January 5, 1998                By:  /s/ Tomas Fuller
                                      ------------------------------------
                                      Its:  Chief Financial Officer


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                                 EXHIBIT INDEX


EXHIBIT                                                            PAGE NUMBER
-------                                                            -----------

  1. Form of Rights Certificate. Incorporated by reference to Exhibit 4.3 to Registrant's
          Current Report on Form 8-K filed January 5, 1998.

  2. Certificate of Designation of Rights, Preferences and Privileges of Preferred Stock. Incorporated by reference to Exhibit 4.2 to Registrant's Current
          Report on Form 8-K filed January 5, 1998.

  3.      Form of Rights Agreement, dated as of December 30,
          1997, between the Corporation and Continental Stock
          Transfer & Trust Company as Rights Agent.
          Incorporated by reference to Exhibit 4.1 to Registrant's Current Report on Form 8-K filed
          January 5, 1998.

  4. Summary of Share Purchase Rights. Incorporated by reference to Exhibit 4.4 to Registrant's Current
          Report on Form 8-K filed January 5, 1998.

  5.      Specimen certificate evidencing Common Stock of
          Registrant.  Incorporated by reference from
          Registrant's Registration Statement on Form S-1,
          File No. 33-42504.

  6. Form of Warrant Agreement. Incorporated by reference from Registrant's Registration Statement on Form S-1,
          File No. 33-42504.

  7.      Indenture dated as of April 17, 1996 between
          Veterinary Centers of America, Inc. and the Chase
          Manhattan Bank, N.A.  Incorporated by reference from
          Registrant's Registration Statement on Form S-4,
          File No. 333-6667.